EXHIBIT 99.1

NEWS RELEASE

Contact:	James G. Reynolds
Talya Nevo-Hacohen
949-221-0600

HEALTH CARE PROPERTY INVESTORS, INC. ANNOUNCES 2 FOR 1 STOCK SPLIT; DECLARES QUARTERLY CASH DIVIDENDS ON COMMON STOCK AND SERIES E AND F PREFERRED STOCK

NEWPORT BEACH, CA, January 22, 2004—Health Care Property Investors, Inc. (NYSE: HCP), an equity health care real estate investment trust (REIT), today announced that its Board of Directors approved a 2-for-1 stock split in the form of a stock dividend. Stockholders of record as of the close of business on February 4, 2004 will receive one additional share of common stock for each share they own. Total outstanding shares will increase from approximately 65.5 million to approximately 131 million. Certificates for the new shares will be issued on or about March 1, 2004.

Health Care Property Investors, Inc. also reported that the Board of Directors declared a quarterly common stock cash dividend of $0.835 per share on a pre-split basis ($0.4175 on a post-split basis). The common stock cash dividend will be paid on February 19, 2004 to stockholders of record as of the close of business on February 4, 2004. This most recent dividend equals $3.34 on an annualized pre-split basis compared with $3.32 for 2003. The Board of Directors of the Company has determined to continue to follow the policy established in January 2003 of considering further dividend increases on an annual rather than quarterly basis.

In addition, Health Care Property Investors, Inc. reported that the Board of Directors declared cash dividends of $0.45313 per share on its Series E cumulative redeemable preferred stock and $0.58674 per share on its Series F cumulative redeemable preferred stock. These dividends will be paid on March 31, 2004 to stockholders of record as of the close of business on March 15, 2004.

# # # # # #

Health Care Property Investors, Inc. (NYSE:HCP) is a self-administered equity real estate investment trust (REIT) that invests directly or through joint ventures in health care facilities. As of September 30, 2003, the company’s portfolio of 446 properties in 43 states consisted of 31 hospitals, 175 long-term care facilities, 124 retirement and assisted living facilities, 85 medical office buildings and 31 other health care facilities. For more information on Health Care Property Investors, Inc., visit the company’s web site at www.hcpi.com.